AMENDED FORM S-8

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          COMMERCE GROUP CORP.
           (Exact name of registrant as specified in its charter)

              Wisconsin                           39-6050862
 (State or other jurisdiction of     (IRS Employer Identification Number)
 incorporation or organization)

          6001 North 91st Street, Milwaukee, Wisconsin 52225-1795
            (Address of Principal Executive Offices) (Zip Code)

                     2002 Advisor Compensation Plan
                       (Full Title of the plan)

                           Edward L. Machulak
         6001 North 91st Street, Milwaukee, Wisconsin 52225-1795
                  (Name and address of agent for service)

                             (414) 462-5310
      (Telephone number, including area code, of agent for service)

                     CALCULATION OF REGISTRATION FEE



       Title                      Proposed    Proposed
        of                         maximum     maximum       Amount
    securities         Amount     offering    aggregate        of
       to be           to be        price     offering    registration
    registered       registered   per share     price          fee

Common Stock(1)(4)    1,500,000      $.22     $330,000    $100.00(2)(3)

(1) Includes reoffers.
(2) Estimated solely for purposes of determining the registration fee.
(3) The registration fee is based upon the closing bid price of the Common Stock on June 5, 2002, as reported on the Electronic Bulletin Board. See Rule 457(c). The minimum fee of $100.00 is paid herewith.
(4) Includes 1,116,648 shares which were issued after October 22, 2003 (primarily to three Directors, the Employee Benefit Account, three employees and three consultants) to which a rescission offer is being made via the prospectus.

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                         PROSPECTUS, AS AMENDED

                           COMMERCE GROUP CORP.

                   Up to 1,500,000 Shares of Common Stock

             Offered or Reoffered by Means of this Prospectus

  Registration Statement Form S-8 No. 333-90122 effective June 10, 2002


The Company's then principal auditor, Bruce Michael Redlin, CPA, LLC was not registered with the Public Company Accounting Oversight Board (PCAOB), Section 102 of the Sarbanes-Oxley Act of 2002 which made it unlawful after October 22, 2003 for any U.S. public accounting firm or person associated with a U.S. public accounting firm that is not registered with the PCAOB to prepare or issue or to participate in the preparation or issuance of any audit report with respect to any issuer. Therefore, the Company's filing and financial statements for its fiscal year ended March 31, 2004 did not comply with the requirements of the PCAOB. Subsequently, the Company engaged a new principal accountant, Chisholm, Bierwolf & Nilson, LLC which firm is registered with the PCAOB, and refiled its Annual Report on Form 10-K for the year ended March 31, 2004 on August 8, 2005. Because this Registration Statement on Form S-8 incorporates by reference the Company's periodic reports and the financial sta tements included therein, the Company is offering a right of rescission to the persons who received shares under this S-8 from October 22, 2003 to March 31, 2005. The Consent of the Independent Auditors, Chisholm, Bierwolf & Nilson, LLC dated May 18, 2005, which was not included in the March 31, 2004 and 2005 filings, is attached.

Selling shareholders will offer their shares through the Boston Stock Exchange or NASD's Electronic Bulletin Board. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three-month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale.

The distribution of the Shares by the selling shareholders may be effected from time to time by underwriters who may be selected by the selling stockholders and one or more other broker-dealers in one or more transactions. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

                           AVAILABLE INFORMATION

Commerce Group Corp. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of the Company's annual report on Form 10-K for the year ended March 31, 2002, together with all subsequently filed reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549, during regular business hours, or from the C ommission web site at http://www.sec.gov.

                           SELLING STOCKHOLDERS

Information with respect to selling shareholders shall be supplemented at such time as the identity as shareholders selling "control" or "restricted" securities become known.

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The shares described above have been issued under the Advisor
Compensation Plan. The services rendered under the Advisor Compensation Plan were not in connection with the offer or sale of securities in a capital raising transaction.

                 INFORMATION WITH RESPECT TO THE COMPANY

This Prospectus is accompanied by the Company's Annual Report on Form 10-K for the year ended March 31, 2002 or the latest Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequent thereto. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 6001 North 91st Street, Milwaukee, Wisconsin 52225-1795, telephone (414) 462-5310.

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                                 PART II

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates the following documents by reference in the registration statement:

(a) The Company's Annual Report on Form 10-K filed for the year ended March 31, 2002.

All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents but prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

A description of the Registrant's Securities is incorporated by reference to its Registration Statement on Form 10, File No. 1-7375.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Officers and Directors

The Delaware General Corporation Law provides for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that it did not involve misconduct or a transaction in which the individual had a material conflict of interest or derived an improper personal profit, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7. Exemption from Registration Claimed

The Company expects to issue shares for advisory services rendered to a limited number of persons. These sales will be made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale."

Item 8. Exhibits

4.    Instruments defining the rights of security holders.

4.1   Board Resolutions describing the 2002 Advisor Compensation Plan.

5.    Opinion of Joel Hand, Esq., consent included.

23.1  Consent of Joel Hand, Esq.
(included in the firm's opinion filed as Exhibit 5).

23.2  Consent of Accountants.


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Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
    Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final ad judication of such issue.

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                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milwaukee, Wisconsin, on April 5, 2006.


COMMERCE GROUP CORP.


 /s/ Edward L. Machulak
______________________________
By:  Edward L. Machulak
Chairman of the Board of Directors,
Member of Executive Committee,
Director-Emeritus, President,
Treasurer, Chief Executive, Operating
and Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on April 5, 2006.

/s/ Edward L. Machulak        Chairman of the Board of Directors,
-----------------------       Member of Executive and Audit Committee,
Edward L. Machulak            Director-Emeritus, President, Treasurer,
                              Chief Executive, Operating and Financial
                              Officer (Principal Executive, Financial
                              and Accounting Officer)


 /s/ Edward A. Machulak       Director, Member of Executive Committee,
-----------------------       Executive Vice President and Secretary
Edward A. Machulak

/s/ John H. Curry             Director, Member of the Audit Committee
-----------------------
John H. Curry

/s/ Sidney Sodos              Director, Member of the Audit Committee
-----------------------
Sidney Sodos


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